EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is effective as of the 10th day of August 2011, by and between Envision Solar International, Inc., a Nevada corporation (the "Company"), and Desmond Wheatley, an individual ("Employee"), and is made with respect to the following facts:

R E C I T A L S

A.    The Company and the Employee wish to ensure that the Company will receive the benefit of Employee's loyalty and service.

B.    In order to help ensure that the Company receives the benefit of Employee's loyalty and service, the parties desire to enter into this formal Employment Agreement to provide Employee with appropriate compensation arrangements and to assure Employee of employment stability.

C.    The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           Employment of Employee and Duties. The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement. During the period from November 1, 2010 to August 9, 2011, the Employee was the President and Chief Operating Officer of the Company. Commencing on August 10, 2011, the Employee shall be the President, Chief Executive Officer and Corporate Secretary of the Company with all of the duties, privileges and authorities usually attendant upon such offices, including but not limited to responsibility for the day-to-day management of the Company’s operations.  Subject to (a) the general supervision of the Board of Directors, and (b) the Employee's duty to report to the Board of Directors periodically, as specified by them from time-to-time, Employee shall have all of the authority to perform his employment duties for the Company.  During the term of this Agreement, Employee shall also be a member of the Company’s Board of Directors.

2.           Time and Effort.  Employee agrees to devote his full working time and attention to the management of the Company's business affairs, the implementation of its strategic plan, as determined by the Board of Directors, and the fulfillment of his duties and responsibilities as the Company's President, Chief Executive Officer and Corporate Secretary.  Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3.           The Company's Authority.  Employee agrees to comply with the Company's rules and regulations as adopted by the Company's Board of Directors and President and Chief Executive Officer and Corporate Secretary regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement.  Employee shall promptly notify the Company's Board of Directors of any objection he has to the Board's directives and the reasons for such objection.

4.           Noncompetition by Employee.  During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (in a private the Company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Company or its affiliates.

5.           Term of Agreement.  This Agreement shall commence to be effective as of August 10, 2011 (the “Commencement Date”), and shall continue until January 1, 2016, unless terminated as provided in Section 15 of this Agreement.

6.           Confidential Information: Nondisclosure Covenant.

6.1.           Confidential Information.  As used herein the term “Confidential Information” shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by the Company in the course of its business and which is not known by or readily available to the general public.

6.2           Nondisclosure Covenant.  Employee acknowledges that, in the course of performing services for and on behalf of the Company, Employee has had and will continue to have access to Confidential Information.  Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for the Company, its successors and assigns, and to disclose such information only on a “need-to-know” basis in furtherance and for the benefit of the Company’s business.  During the period of Employee’s employment with the Company and at any and all times following Employee’s termination of employment for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside the Company’s organization, any Confidential Information or anything relating thereof without the prior written consent of the Company, which consent may be withheld by the Company for any reason or no reason at all.

6.3           Return of Property.  Upon Employee’s termination of his employment with the Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination with or without cause, Employee hereby agrees to promptly return to the Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control. Employee further agrees that, upon the request of the Company at any time during Employee’s period of employment with the Company, Employee shall promptly return to the Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee’s possession or control.

6.4           Rights to Inventions and Trade Secrets.  Employee hereby assigns to the Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with the Company.  All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

7.           Noninterference and Nonsolicitation Covenants.  In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and employee relationships, Employee agrees that, during the 12 month period following the termination of Employee’s employment with the Company for any reason, including without limitation Employee’s voluntary resignation or involuntary termination for cause, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that the Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee’s termination of employment, or (b) solicit or induce any employee of the Company to terminate his/her employment relationship with the Company.

8.           Compensation.  During the term of this Agreement, the Company shall pay the following compensation to Employee:

8.1           Annual Compensation.  Employee shall be paid a fixed salary of $200,000 per annum, which will be paid in twenty-four installments of $8,333.33 on the fifteenth and last day of each month (“Annual Compensation”).

8.2           Additional Compensation.  In addition to the compensation set forth in Section 8.1 of this Agreement, Employee is eligible for a quarterly and annual bonus based upon criteria which will be agreed to and defined through conversations with the Board of Directors. Employee’s total bonus will be in the zero to fifty percent (50%) range, or greater, of the Annual Compensation in any given year based on the Board of Directors' evaluation of the Employee's definable efforts, accomplishments and similar contributions. The bonus will also be based on a consideration of increases in shareholder value, efforts made by the Employee to effect mergers or acquisitions for the Company, if applicable, and other positive results for shareholders based on efforts by the Employee. The Employee's individual performance goals will be set out in writing by the Board of Directors and will result from strategic and tactical planning discussions between the Employee and members of the Board of Directors. The distribution of the Employee's total bonus between quarterly and annual payments will be decided during the same discussions by the same stakeholders. Any quarterly bonus due will be paid following the end of each of the Company’s fiscal quarters.  Any annual bonus earned will be paid net of any quarterly bonuses paid. The Employee must be an active employee at the end of each fiscal quarter to receive bonuses.

 Stock Incentives.  As of August 10, 2011, the Company will grant to the Employee 4,320,000 stock options to purchase 4,320,000 shares of the Company’s Common Stock, having an exercise price of $0.27 per share and an exercise period of ten years after the date of grant in accordance with the terms and conditions of the Company 2011 Stock Incentive Plan (the “Plan”), with a vesting schedule as follows: 1/3 upon grant (deemed to be August 10, 2011) and 1/3 on November 1, 2011 and 1/3 on November 1, 2012 until the remaining stock options have vested. Upon recommendation of the Compensation Committee of the Company’s Board of Directors and approval of the Company’s full Board of Directors, the Employee may be granted additional stock options to purchase additional stock of the Company, depending on the achievement of Company operating milestones such as annual gross revenue and EBIDTA, or time served as an employee, to be established by the Board of Directors of the Company.

9.           Fringe Benefits.  Employee shall be entitled to all fringe benefits that the Company or its subsidiaries may make available from time-to-time for persons with comparable positions and responsibilities.  Without limitation, such benefits shall include participation in any life and disability insurance programs, profit incentive plans, pension or retirement plans, and bonus plans as are maintained or adopted from time-to-time by the Company. The Company shall also provide Employee with any medical and dental group insurance coverage or equivalent coverage for Employee and his dependents as are maintained or adopted from time-to-time by the Company.  The medical and dental insurance coverage shall begin at such time as the Company adopts such plans and shall continue throughout the term of this Agreement.

10.           Office and Staff.  In order to enable Employee to discharge his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for Employee in San Diego, California, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies as the Company can reasonably make available as it evolves.  Employee agrees that the office space and supporting staff presently in place is suitable for the purposes of this Agreement.

11.           Reimbursement of Expenses.  The Company shall reimburse Employee for all reasonable travel, mobile telephone, promotional and entertainment expenses incurred in connection with the performance of Employee's duties hereunder, subject to Section 12 of this Agreement with respect to automobile expenses.  Employee's reimbursable expenses shall be paid promptly by the Company upon presentment by Employee of an itemized list of invoices describing such expenses.  All compensation provided in Sections 8, 9, 11 and 12 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law.

12.           Automobile.  Notwithstanding anything else herein to the contrary, the Company shall pay to the Employee a fixed amount equal to the standard published governmental mileage rate per mile for each mile driven during the term of this Agreement as reimbursement to the Employee for all expenses incurred by the Employee for the use of his automobile for Company business purposes, including but not limited to depreciation, repairs, maintenance, gasoline and insurance. After the expiration of the first year of the term of this Agreement, the Company’s Board of Directors will review and may in its discretion determine to increase the Employee’s automobile allowance, or authorize the Company to lease an automobile for the Employee.  Employee shall not be entitled to any other reimbursement for the use of his automobile for business purposes.

13.           Vacation. Employee shall be entitled to four weeks of paid vacation per year or pro rata portion of each year of service by Employee under this Agreement, not to be taken consecutively without the prior approval of the Company’s Board of Directors, which will not be unreasonably withheld by. The Employee shall be entitled to the holidays provided in the Company's established corporate policy for employees with comparable duties and responsibilities. Starting on the second anniversary of employment Employee will be entitled to five weeks of paid vacation and starting on the fifth anniversary Employee will be entitled to six weeks paid vacation. Vacation will be earned and accrued on a prorated basis throughout a given employment year.

14.           Rights In And To Inventions And Patents.

14.1           Description of Parties' Rights.  The Employee agrees that with respect to any inventions made by him or the Company during the term of this Agreement, solely or jointly with others, (i) which are made with the Company's equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the business of the Company or the Company's actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for the Company, such inventions shall belong to the Company.  The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses.

14.2           Disclosure Requirements.  For purposes of this Agreement, an invention is deemed to have been made during the term of this Agreement if, during such period, the invention was conceived or first actually reduced to practice.  In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence the nature of all patent applications filed by the Employee during the term of this Agreement.

15.           Termination.  This Agreement may be terminated in the following manner and not otherwise:

15.1           Mutual Agreement.   This Agreement may be terminated by the mutual written agreement of the Company and Employee to terminate.

15.2           Termination by Employee for Breach.  Employee may at his option and in his sole discretion terminate this Agreement for the material breach by the Company of the terms of this Agreement if the Company has not cured the breach within 30 days of receipt of written notice of the breach from the Employee.  In the event of such termination, Employee shall give the Company 30 day’s prior written notice.

15.3           Termination by the Company for Breach.  The Company may at its option terminate this Agreement in the event that the Employee breaches this Agreement, is convicted of committing a felony under federal, state or local law, commits gross negligence in the performance of his duties under this Agreement, or breaches his fiduciary duty to the Company, to the Board of Directors or to the Company’s shareholders; provided, however, that the Company shall give the Employee written notice of specific instances for the basis of any termination of this Agreement by the Company pursuant to Section 15.3 of this Agreement.  Employee shall have a period of 10 days after said notice in which to cease the alleged violations before the Company may terminate this Agreement.  If Employee ceases to commit the alleged violations within said 10 day period, the Company may not terminate this Agreement pursuant to this Section.  If Employee continues to commit the alleged violations after said 10-day period, the Company may terminate this Agreement immediately upon written notification to Employee.

15.4           Termination Upon Death.  This Agreement shall terminate upon the death of the Employee.

15.5           Termination Upon the Disability of the Employee.  This Agreement shall terminate upon the disability of the Employee.  As used in the previous sentence, the term "disability" shall mean the complete disability to discharge Employee's duties and responsibilities for a continuous period of not less than six months during any calendar year.  Any physical or mental disability which does not prevent Employee from discharging his duties and responsibilities in accordance with usual standards of conduct as determined by the Company in its reasonable opinion shall not constitute a disability under this Agreement.

15.6           Termination As A Result of A Change in Control of the Company.  “Change of Control” is defined as a sale of all or substantially all of the Company’s assets or more than fifty percent (50%) of the Company’s outstanding stock, to a purchaser which is unaffiliated with the Company, in a single transaction or a series of related transactions, or a merger pursuant to which the Company is not the surviving corporation, with any entity which is unaffiliated with the Company. In the event of a Change in Control of the Company, if the Employee, negotiating in good faith, is unable to come to an agreement with the surviving Company regarding an employment agreement, then the Employee may terminate this Agreement.

15.7           Other Termination by Employee.  If this Agreement is terminated by Employee in writing for a reason other than the Company’s breach of this Agreement (i.e. voluntary resignation) then (a) Employer shall not be entitled to assert any claim against the Employee for consequential or indirect damages or for lost profits as a result of the termination; and (b) Employee shall not be entitled to any rights set forth in Section 16 of this Agreement except that Employee shall be entitled to the right to exercise vested options, if any, for a period of 90 days after the date of the written notification of termination by the Employee.

16.           Improper Termination.  If this Agreement is terminated by Employee for any reason pursuant to Section 15.2 or 15.6 of this Agreement or by the Company in any manner except specifically in accordance with Section 15.1, 15.3, 15.4 or 15.5 of this Agreement, then (i) the Company shall immediately pay to the Employee a lump sum payment equal to the sum of the Employee’s entire Annual Compensation and 100% of his bonus potential except that in the event of a termination as a result of a  Change in Control of the Company, the Company shall immediately pay to Employee a lump sum equal to the sum of two years of Employee's entire Annual Compensation and 100% of his bonus potential for such two year period,  (ii) Employee shall be entitled to all of the benefits under Section 7 of this Agreement, as amended, for a period of two years from the termination, and (iii) if applicable, all unvested stock options owned by Employee will immediately vest, Employee shall be entitled to exercise all vested stock options which he owns for the entire remaining exercise period of the stock options, no such stock options shall terminate prior to said expiration dates, and no “severance” shall be deemed to have occurred under the Company’s Plan or under existing Stock Option Agreements covering said stock options. It is specifically agreed that in such event Employee shall have no duty to mitigate his damages by seeking comparable, inferior or different employment.

17.           Assignability of Benefits.  Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company.  Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided that any stock issued by the Company to the Employee pursuant to this Agreement shall not be subject to Section 16 of this Agreement.

18.           Indemnification of Employee.  Pursuant to the provisions and subject to the limitations of the California Corporations Code, and in particular Sections 204 and 317 therein, the Company shall indemnify and hold Employee harmless as provided in Sections 18.1, 18.2 and 18.3 of this Agreement.  The Company shall, upon the request of Employee, assume the defense and directly bear all of the expense of any action or proceedings which may arise for which Employee is entitled to indemnification pursuant to this Section.

18.1           Indemnification of Employee for Actions by Third Parties.  The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, fines, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys' fees and costs actually incurred by him as they are incurred, as a result of Employee being made at any time a party to, or being threatened to be made a party to, any proceeding (other than an action by or in the right of the Company, which is addressed in Section 18.2 of this Agreement), relating to actions Employee takes within the scope of his employment as the President, Chief Executive Officer and Corporate Secretary of the Company or in any other employment capacity, or in his role as a director of the Company, provided that Employee acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

18.2           Indemnification of Employee for Actions in the Right of the Company. The Company hereby agrees to indemnify and hold Employee harmless from any liability, claims, damages, losses, expenses, judgments or settlements actually incurred by him, including but not limited to reasonable attorneys' fees and costs actually incurred by him as they are incurred, as a result of Employee being made a party to, or being threatened to be made a party to, any proceeding by or in the right of the Company to procure a judgment in its favor by reason of any action taken by Employee as an officer, director or agent of the Company, provided that Employee acted in good faith in a manner he reasonably believed to be in the best interests of the Company and its shareholders, and provided further, that no indemnification by the Company shall be required pursuant to this Section 18.2 (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that Employee believed to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of Employee, (iii) for any transaction from which Employee derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard by Employee of his duties to the Company or its shareholders in circumstances in which Employee was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Employee's duties to the Company or its shareholders, or (vi) for any other act by Employee for which Employee is not permitted to be indemnified under the California Corporations Code.  Furthermore, the Company has no obligation to indemnify Employee pursuant to this Section 18.2 in any of the following circumstances:

A.   In respect of any claim, issue, or matter as to which Employee is adjudged to be liable to the Company in the performance of his duties to the Company and its shareholders, unless and only to the extent that the court in which such action was brought determines upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for the expenses and then only in the amount that the court shall determine.

B.   In the event of the application of Section 18.2(A), then for amounts paid in settling or otherwise disposing of a threatened or pending action without court approval.

C.   In the event of the application of Section 18.2(A), then for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval.

18.3           Reimbursement.  In the event that it is determined by a trier of fact that Employee is not entitled to indemnification by the Company pursuant to Sections 18.1 or 18.2 of this Agreement, then Employee is obligated to reimburse the Company for all amounts paid by the Company on behalf of Employee pursuant to the indemnification provisions of this Agreement.  In the event that Employee is successful on the merits in the defense of any proceeding referred to in Sections 18.1 or 18.2 of this Agreement, or any related claim, issue or matter, then the Company will indemnify and hold Employee harmless from all fees, costs and expenses actually incurred by him in connection with the defense of any such proceeding, claim, issue or matter.

19.           Directors' and Officers' Liability Insurance.  The Company will utilize its best efforts in good faith to purchase directors' and officers' liability insurance for the officers and directors of the Company, which would include the same coverage for Employee.  The Company covenants to maintain in effect a directors’ and officers’ liability insurance policy on the same terms and conditions as applicable to all other officers and directors of the Company.

20.           Notice.  All notices and other communications required or permitted hereunder shall be in writing or in the form of an e-mail (confirmed in writing) to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice by e-mail outside of normal business hours, and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, or e-mail (as provided above) addressed (a) if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman, or at such other address as the Company shall have furnished in writing to the Employee.

In case of the Company:

Envision Solar International, Inc.
7675 Dagget Street
Suite 150
San Diego, CA 92111
Attention: Chairman

In case of the Employee:

Desmond Wheatley
the address on file with the Company as supplied by Employee.

21.           Attorneys' Fees.  In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such suit.

22.           Entire Agreement.  This Agreement embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto.

23.           No Oral Change; Amendment.  This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought.  This Agreement may be amended only in writing by mutual consent of the parties.

24.           Severability.  In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

25.           Applicable Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning.  This Agreement shall be interpreted in accordance with the laws of the State of California, and venue for any action or proceedings brought with respect to this Agreement shall be in the County of Los Angeles in the State of California.

26.           Successors and Assigns.  Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest.  Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY:	Envision Solar International, Inc. A Nevada corporation

Attest:	/s/ Robert Noble
Robert Noble Chairman
/s/ Jay Potter
Director

EMPLOYEE:	By: /s/ Desmond Wheatley
Desmond Wheatley